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                                                                   EXHIBIT 10.21

                                 [TELOCITY LOGO]

                             992 South De Anza Blvd.
                               San Jose, CA 95129
                         408.863.6602 (Fax) 408.777.1451

April 1, 1999

HAND DELIVERED

Mr. Andrew Robinson

Dear Andrew,

I am pleased to offer you the regular full time position of Director of ISP Business Development reporting to me with an anticipated start date of April 1, 1999. Your initial assignment will be to establish an ISP for the company and to assist me in structuring an on going operations staff to run the day to day operations of the ISP.

If you accept this offer, you will receive a monthly salary of 10,833.33 which will be paid in two installments, on the fifteenth and last day of each month, in accordance with the Company's normal payroll procedures.

If you accept this offer, upon approval by the Company's Board of Directors you will be granted options to purchase 50,000 shares of the Company's common stock with a per share purchase price equal to the fair market value at the time of the grant. The options will vest over a four year period, with 25% vesting after twelve months of continuous employment. After the first twelve months, 1/36th of the remaining options will vest on the first day of each month that you work continuously as a regular employee of the Company.

You will be eligible for a one-time 10,000 share stock bonus and $20,000 cash bonus at the end of one year of continuous employment with the company, if at that time the company has: (1) a successful ISP offering which includes all of the normal services associated with ISP's; and (2) the company's ISP has a service which is differentiated from other ISP services as a result of its ability to deliver always connected and/or broadband services. The differentiation and measurement thereof will be defined mutually and agreed upon in writing within the next 120 days.

Telocity offers full medical and dental coverage benefits for its employees, for which you will become eligible on your first day of employment. The Company offers a 401(k) Savings Plan and section 125 Pretax Savings for which you will be eligible for on the 1st of the following month of employment.

If you choose to accept the offer, the Company will reimburse you for documented moving expenses incurred during the next eight (8) months and while employed by the Company up to an aggregate total of $38,500 for sellers' costs for your existing home, buyers' costs for a new


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                                                                   April 1, 1999
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home, and mover costs. The Company will reimburse you for $1,500 in miscellaneous moving expenses.

If you choose to accept the offer, your employment with the Company will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may terminate your employment at any time, with or without cause.

For purposes of federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated. You will also be required to sign an Employee Inventions and Proprietary Rights Assignment Agreement as a condition of your employment.

In the event of any dispute or claim relating to or arising out of our employment relationship, this agreement, or the termination of our employment relationship (including but not limited to claims of wrongful termination or age, sex, disability, race or other discrimination or harassment), you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California. By making this agreement, both you and the Company waive our respective rights to have such disputes tried by a court or jury. However, we agree that this arbitration provision will not apply to any disputes or claims relating to the misuse or misappropriation of trade secrets or proprietary information.

This letter and the Employee Inventions and Proprietary Rights Assignment Agreement set forth terms of your employment with the Company and supercede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement signed by both parties.

To indicate your acceptance of the Company's offer, please sign and date this letter, and the enclosed Employee Inventions and Proprietary Rights Agreement. Return both pages of this letter by fax to our confidential fax number (408) 863-4783, no later than April 1, 1999. A duplicate original of the letter and the Employee Inventions and Proprietary Rights Agreement is enclosed for your files. Please keep them in a secure place. This offer is highly confidential, so please do not disclose its terms to anyone other than your advisor(s). Please bring both the originals of the letter and the Agreement with you on your first day with the Company.

We at Telocity are excited about the prospect of you joining our team. We look forward to working together.

Sincerely,

/s/ PETER D. OLSON

Peter D. Olson
Executive Vice President,

Enclosures

This Document Highly Confidential


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                                                                   April 1, 1999
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Agreed to and Accepted:


/s/ D ROBINSON       4/1/99
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                      Date


This Document Highly Confidential